Exhibit 99.1

Farm & Home Transaction Website Presentation December 27, 2007

2 Transaction Overview Buckeye Partners, L.P. (“Buckeye”) has entered into a definitive agreement to acquire all of the equity interests in Farm & Home Oil Company (“Farm & Home”) for cash consideration of approximately $145.5 million. Transaction is expected to close in the first quarter of 2008, subject to regulatory approvals and customary closing conditions. Purchase price to be funded initially through use of credit facilities and will be permanently financed with 100 percent equity consisting of limited partnership units. Buckeye expects to retain substantially all of the senior management team of Farm & Home and to operate the business as a standalone subsidiary. Transaction is expected to be immediately accretive to distributable cash flow before consideration of synergies.

3 Transaction Rationale Farm & Home is a leading regional wholesale and retail distributor of fuel products serving Mid-Atlantic markets. Farm & Home has developed extensive logistics, supply, distribution, and marketing expertise during more than 70 years of business operations. As a leading independent wholesale fuel distributor, Farm & Home will propel Buckeye’s strategy to build a proprietary marketing platform leveraging off of Buckeye and Farm & Home terminal assets. Strong risk management systems and processes. Experienced marketing professionals. Low risk to integration. Immediately accretive to unitholders.

4 Farm & Home Overview Farm & Home provides a broad range of liquid fuels and propane to primarily wholesale customers One of the largest independent fuel distributors in the mid-Atlantic region – FY2007 volume of 550 million gallons. Network of terminals and bulk plants with Farm & Home owned storage capacity of 40 millions gallons. Volume Fuel By Type, FY2007 (1), (2) Operating Income by Business Segment, FY2007 (1) Farm & Home’s fiscal year ends June 30th. (2) Farm & Home volumes presented exclude third party throughput volumes. 550.4 million gallons Wholesale 76% Retail 24% Heating Oil 39% On-highway Diesel 29% Gasoline 26% Kerosene 2% Off-highway Diesel 2% Propane 2%

5 Wholesale Operations - Strategic Distribution Assets and Markets Served Access to fuel from area refineries, Gulf Coast and NY Harbor with direct connections to Buckeye, Sunoco Logistics, and Colonial pipelines. Approximately 60% of annual volume needs under long term supply arrangements. Approximately 70% of annual volumes transported on Buckeye pipelines. Five strategically located terminals with more than 40 million gallons of storage capacity. Distributed 523M gallons of fuel in FY2007 to a diverse base of more than 1,000 wholesale customers. 18 third-party terminal throughput and exchange locations provide flexible distribution alternatives. Throughput and exchange agreements extend marketing reach into western Pennsylvania, New Jersey, Delaware, southern New York, and parts of Maryland. Williamsport High population density reduces delivery times and maximizes fleet utilization. High annual heating degree day averages drive heating oil demand. High rates of fuel usage – Northeast/mid- Atlantic represents 73% of national heating oil consumption. PA is among the top six states for both gasoline and heating oil consumption. Attractive Market Dynamics Distribution and Wholesale Market Overview (1) (1) Blue dots represent company-owned terminals. The Macungie, PA facility consists of three adjacent terminals.